Exhibit 23.1

Consent of Burr Pilger Mayer, Inc., Independent
Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84356) of Abaxis, Inc. of our report dated June 24, 2011, with respect to the Statements of Net Assets Available for Benefits of the Abaxis 401(k) Plan as of December 31, 2010 and 2009, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2010, and the related supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 11-K of the Abaxis 401(k) Plan.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
June 24, 2011